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                                                                   EXHIBIT 10.06

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
-----------------               207 775 4603 Tel Direct                              JOSEPH R. MARTIN
F A I R C H I L D               207 761 6020 Fax                             Executive Vice President
-----------------                                                             Chief Financial Officer
SEMICONDUCTOR(TM)                                                          Member, Board of Directors
                                Joseph.Martin@fairchildsemi.com
                                                                              FAIRCHILD SEMICONDUCTOR
                                                                                   333 Western Avenue
                                                                            South Portland, ME  04106
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Mr. John M. Watkins
11 Hinchley Wood
Farmington, CT  06032

On behalf of Fairchild Semiconductor, I am pleased to offer you the position of Senior Vice President, Chief Information Officer and member of the Executive Committee, reporting to me. Your initial annualized salary will be $275,000 to be paid biweekly and you will also be entitled to participate in the Fairchild Incentive Program (FIP) at a target level of 40%; should the company achieve the FIP goals at 100%, you will receive an incentive award equal to 40% of your base salary for the period considered under the plan, subject to the terms of the Program. We agree, however, that your bonus payment covering the Fiscal Year 2000 will be no less than $220,000, which represents a 200% payout under our Incentive Program, and the minimum Incentive Program payments covering Fiscal Years 2001 and 2002 will be $190,000, respectively.

To further assist in the transition to Fairchild, this offer also includes a one time bonus of $125,000 payable during your first week of employment with us. The bonus amount quoted is net of withholding requirements.

As an additional component of your compensation package, I will recommend to the Fairchild Semiconductor Board of Directors that you be awarded a stock grant of 10,000 shares per year for three years, as well as a stock option grant of 50,000 shares of Fairchild Semiconductor International, Inc. stock. The option grant will be dated as of your date of hire, priced at the closing price of the stock market on your date of hire and subject to the terms of the Fairchild Semiconductor Stock Option Plan. You will also be eligible for additional grants of stock options as awarded by Fairchild's Board of Directors, typically on an annual basis.

You will be entitled to accrue four (4) weeks of paid vacation time per year, as well as entitled to all benefits traditionally offered to all exempt employees and participation in the Fairchild Personal Savings and Retirement Plan which features an immediately vested match of 75% of the first 6% of pay contributed to the plan, subject to all legal limits. In addition, you may take advantage of the Benefits Restoration Program, whereby savings up to the Plan limits and corresponding company matches not permitted in the 401k plan due to legal limits may be gathered and invested on a tax deferred basis.

This offer includes full, tax protected relocation assistance for you and your family, including home sale assistance and temporary living expenses for up to 18 months, should you so require.

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Mr. John Watkins
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Suzanne Patterson, our Employment Manager, will coordinate your relocation arrangements. To begin your relocation process, please contact Suzanne at (207) 775-8125. Please allow her as much advance notice as possible in coordinating your relocation. Relocated employees who choose to leave Fairchild Semiconductor's employment during their first year are required to reimburse the company for relocation expenses on a prorated basis. Concurrent with your acceptance of this offer, we ask that you execute an FSC Relocation Agreement; please review, sign, and return the attached Relocation Agreement form. You are welcome to contact Suzanne with any questions you may have concerning your relocation.

This offer assumes a start date during the first two weeks of February and will expire on December 17, 1999. If you are unable to respond by that date (verbally or in writing), please call me and the issue will be reviewed at that time. As confirmation of your acceptance, please sign and return to me the entire ORIGINAL offer letter as soon as possible (the copy is yours to keep); please also include the completed and signed W-4 forms, Licensing of Technology Transfer questionnaire, and Relocation Agreement. If you have any questions regarding your offer or regarding Fairchild's policies and procedures, please do not hesitate to contact me at (207) 775-8563.

Sincerely,



/s/ Joseph R. Martin
Executive Vice President and Chief Financial Officer




This is to verify my acceptance of the above stated offer.


NAME /s/ John M. Watkins   DATE                      START DATE
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